                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 30549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*

                          Energy Research Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
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                        (Title of Class of Securities)

                                   29271E100
                               ----------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement
[_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto repo rting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provide d in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall b e subject to all other provisions of the Act (however, see the Notes.)
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  CUSIP NO. 29271E100                   13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

      PG&E ENTERPRISES
      94-301-6129
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
        Not Applicable                                          (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        California

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                          SOLE VOTING POWER
                     5
     NUMBER OF              X

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            X
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               X

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        X shares

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not applicable

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        x%

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      TYPE OF REPORTING PERSON*
12
        CO

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 CUSIP No. 29271E100            13G          Page 3 of 5 Pages

Item 1.

     (a)  Name of Issuer

               Energy Research Corporation

     (b)  Address of Issuer's Principal Executive Offices

               3 Great Pasture Road
               Danbury, CT  06813

Item 2.

     (a)  Name of Person Filing

               PG&E Enterprises

     (b)  Address of Principal Business Office or, if none, Residence

               444 Market Street, 19th Floor
               San Francisco, CA  94111

     (c)  Citizenship

               U.S.

     (d)  Title of Class of Securities

               Common stock

     (e)  CUSIP Number

               29271E100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) [_]  Broker or Dealer registered under section 15 of the Act

     (b) [_]  Bank as defined in section 3(a)(6) of the Act

     (c) [_]  Insurance Company as defined in section 3(a)(19) of the Act

     (d) [_] Investment Company registered under section 8 of the Investment Company Act
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CUSIP No. 29271E100              13G                Page 4 of 5 Pages

     (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b)(1)(ii)(F)

     (g) [_]  Parent Holding Company, in accordance with 240.13d-1(b)(ii)(G)

     (h) [_]  Group, in accordance with 240.13d-1(b)(1)(ii)(H)

      Not applicable

Item 4.   Ownership

     (a)  Amount Beneficially Owned

            X

     (b)  Percent of Class

            X%

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or direct the vote

                  X

          (ii)  shared power to vote or direct the vote

                  0

          (iii) sole power to dispose or to direct the disposition of

                  X

          (iv)  shared power to dispose or to direct the disposition of

                  0

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CUSIP No. 29271E100               13G             Page 5 of 5 Pages

Item 5.   Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

           Not applicable.

Item 8.  Identification and Classification of Members of the Group

           Not applicable.

Item 9.  Notice of Dissolution of Group

           Not applicable.

Item 10.  Certification

           Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997           PG&E ENTERPRISES

                                   By:  /s/ STUART W. BOOTH
                                   -----------------------------
                                   Senior Vice President-Finance
                                   and Development